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                   [LETTERHEAD OF KOGAN & ASSOCIATES, L.L.C.]

                                                                 August 10, 1998

Martin Reid
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


                                     Re: Utilicore Corporation
                                     Commission File No. 000-24527

Dear Sir:

This office represents Utilicore Corporation. Please be informed that Utilicore hereby withdraws its Form 10SB filed with the Commission on June 25, 1998 and the Form 10QSB filed with the Commission on July 28, 1998.

The Company intends to refile its Form 10 SB as soon as the concerns addressed in the Commissions August 5, 1998 comment letter are addressed.

Thank you in advance for your attention in this matter.

                                                     Very truly yours,

                                                     Kogan & Associates, L.L.C.

                                            By:      /s/ Simon S. Kogan
                                                     --------------------------
                                                     Simon S. Kogan

c.c.:  Thomas Beard